Exhibit 99.1

Integrated Rail and Resources Acquisition Corp. Announces Extension

April 12, 2023 09:00 AM Eastern Daylight Time

WINTER PARK, Fla.—(BUSINESS WIRE)—Pursuant to the Investment Management Trust Agreement between Integrated Rail and Resources Acquisition Corp. (“Company”) and American Stock Transfer & Trust Company, LLC, dated as of November 11, 2021, as amended on February 8, 2023 (the “Trust Agreement”), the Company had received notice from the Company’s sponsor, at least five (5) days prior to April 15, 2023, that the Company intends to extend the time available in order to consummate a Business Combination with the Target Businesses from April 15, 2023 to May 15, 2023.

The Company is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses. While the Company may pursue an initial business combination target in any business or industry, it intends to focus its search on natural resources, railroads and/or railroad logistics companies, or any combinations thereof. The Company is sponsored by DHIP Natural Resources Investments, LLC.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities. Any offers, solicitations or offers to buy, or any sales of securities will be made in accordance with the registration requirements of the Securities Act of 1933, as amended (“Securities Act”). This announcement is being issued in accordance with Rule 135 under the Securities Act.

Contacts

William Lane

wlane@dhipgroup.com